UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2011

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area

code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on April 1, 2011.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: March 4, 2011

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through March 1, 2011. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Fourth-Quarter, Full-Year 2010 Earnings Release

1.             Why was your 4Q/2010 earnings release delayed? Typically, these releases are posted soon after the market close, but the release wasn’t posted until early the next morning.

Our annual financial results undergo an auditing process, and our fourth-quarter and full-year 2010 earnings release was delayed because we were waiting for our outside auditors to complete their procedures. As part of this process and after reviewing our accounting for deferred income taxes, we determined that the cumulative effect of some adjustments we had made related to prior periods was material, in aggregate, to our 2010 net income. Therefore, we revised our financial results to include these adjustments in the appropriate prior-year periods. Please refer to our 2010 10-K for more information about these revisions.

2.             What was organic revenue growth for the full year 2010 domestic versus international?  Can you possibly provide some historical context from 2005-2009 regarding these same metrics?

We don’t break out U.S. organic revenue, but we can give you information about revenue growth for our consolidated operations (which includes all of our global operations) and international (non-U.S.). For full-year 2010, consolidated organic revenue growth was 5.0%, compared with 5.2% for our non-U.S. operations.

The table below shows historical data for these metrics:

Annual % change	2005	2006	2007	2008	2009
Revenue excluding acquisitions and foreign currency translations (global)	24.7%	22.4%	22.8%	8.8%	(8.8%)
International revenue excluding acquisitions and foreign currency translations (non-U.S.)	13.1%	19.6%	22.4%	11.7%	(5.5%)

Organic revenue is considered a non-GAAP financial measure. Please refer to page 8 for a reconciliation to consolidated revenue.

3.             Were there any non-recurring items in the Investment Information segment for the quarter? Can you provide some color regarding the ongoing weakness in margins in the Investment Information segment? Is pricing still an issue in certain businesses/products which is impacting margins? Would it be fair to say that assuming ongoing positive revenue growth (which is indeed the current trajectory in that segment) that 2010 margins may have bottomed? I understand you don’t give financial forecasts but any color on how we should think about operating leverage in that segment going forward would be helpful as you stated M&A isn’t the driver of the decline in margins in that business.

There weren’t any significant non-recurring items in the Investment Information segment in the fourth quarter, but we did have some overlapping commission expense because of a change to one of our U.S. commission plans. Higher commission expense reduced the segment’s margin by about 1.4 percentage points. Increased costs for bonus, salaries, and matching contributions to our 401(k) plan in the United States also contributed to the lower margin. The loss of revenue from the Global Analyst Research Settlement also had a negative impact on margins in the segment. Pricing did not have a significant effect.

Because we don’t give financial forecasts, we’re not going to comment about expectations for operating leverage in the segment going forward.

4.             Excluding the severance charge in the Investment Management segment, looked like a huge jump in pre-tax margins in 4Q10. Can you provide some color on what is happening there? [What] should I think about the full-year margin for modeling purposes?

Excluding the severance charge, the fourth-quarter operating margin for the Investment Management segment was similar to where it was in 2009. The sequential increase in the fourth quarter of 2010 largely reflects the high operating leverage inherent in this part of the business. Because we don’t give financial forecasts, we won’t comment about a full-year margin.

5.             Can you provide net new business (i.e. flows) information by product type in the Investment Management business from 4Q10?

We had approximately $320 million in net inflows to our Morningstar Managed Portfolios program in 2010. For our Investment Consulting business, we’re not able to quantify cash inflows and outflows for these portfolios because we don’t have custody of the assets in the majority of our investment management business, and the information we receive from our clients does not separately identify the impact of cash inflows and outflows on asset balances for each period. Similarly, we’re not able to quantify the factors affecting assets under management for our managed retirement accounts (such as employer and employee contributions, plan administrative fees, market movements, and participant loans and hardship withdrawals) because the information we receive from the retirement plan providers does not separately identify these transactions or the changes in balances due to market movement.

6.             What drove the sequential decline in INTECH [Ibbotson Australia] AUM despite markets that were largely positive in 4Q10? Was there any currency translation impact?

We lost one client in October, which accounts for the majority of the asset decline versus the third quarter of 2010.

Bonus Expense

7.             As the mix of employees has shifted outside the U.S. is it reasonable to expect with more normal teens or higher rates of revenue growth that the bonus pool should not re-attain a level closer to 10-12% of revenue which is where it [has] stood historically?

The size of our bonus pool varies each year based on a number of factors, including changes in full-year operating income relative to the previous year and other factors. While there’s some variation in bonus levels by region, we expect that variable compensation (including bonus) will continue to make up a portion of total compensation for most employees. Although bonus expense has historically averaged between 10% and 12% of revenue, we don’t target a specific percentage of revenue; the bonus cost is driven more by changes in operating income.

Cash and Investments Balance

8.             How much of your cash and investments are held outside the U.S. and are not available for corporate purposes such as dividends and/or buybacks (obviously still available for non-U.S. acquisitions)?

About one-fourth of our total cash and investments balance is held outside the United States.

Illinois State Income Taxes

9.             Does the recent IL state tax hike impact your ability or willingness to repatriate foreign earnings back to the corporate parent? Given the recent IL state tax hike, any willingness to reincorporate outside the state?

As we mentioned in last month’s Q&A, we recalculated our 2009 tax return amounts assuming the new tax rate, and believe the impact of this change would have been nominal. Because a significant percentage of our business is from clients outside of Illinois, our apportionment percentage to Illinois is relatively low. As a result, we don’t expect this change to have an effect on repatriating foreign earnings, and we’re not contemplating a reincorporation outside of Illinois.

Data

10.      I saw the recent partnership with IDC to provide bond data to certain of MORN’s platforms. This to me seems like a quite logical, low-cost way to efficiently deliver this data to your clients, which you’ve discussed in the past has certain market specific barriers to building your own database. Are there any other asset types in which it makes sense and management is considering a similar partnership where your current proprietary offering may be lacking or subscale?

We already have numerous license agreements in place for third-party indexes, which we include on our software platforms. Now that we’re able to offer clients access to fixed-income information through our agreement with IDC, we don’t see any major gaps in our investment data, though we may add additional third-party data based on client demand.

11.      What sectors does management feel they can bolster their current data offerings?  Essentially I think back to the acquisition of Logical Information Machines and the capabilities it brought in its core sectors and am curious what other “holes” may be worth filling in.

We believe we already have fairly broad investment data coverage that meets most of our clients’ needs; however, we’re always open to adding additional data sets in related areas, such as private equity, derivatives, alternative investments, and structured products. We also continue to work on building up our fundamental equity data, where we see a large market opportunity.

Enterprise Data Management

12.      Can you provide an update on the outsourcing initiative to financial institutions in terms of clients and/or revenues?  Are you noticing increasing competition in this business and if so from which types of service providers?

We don’t report revenue for our Enterprise Data Management business, which helps institutional clients aggregate and distribute data, because it’s not one of our five largest products. We currently have several clients for these services and are working to expand our revenue base. There are several other service providers competing with us in this business, but we wouldn’t say that competition has increased since we began offering these services in 2009.

Morningstar Direct

13.      Can you provide a bit more detail on where the growth in MORN Direct licenses is being derived from? Is if fairly broad-based by client type and geography?

Yes, the growth in licenses for Morningstar Direct has been broad-based.

The biggest factor behind the product’s strong growth rate in 2010 was a large number of companies switching to Direct from other competing products globally. These companies chose Direct mostly for the breadth and depth of our data, the breadth and robustness of functionality, and our client service.  Geographically, we saw strong growth across the board, both in the more established markets such as the United States, the United Kingdom, Germany, France, Hong Kong, and Singapore, as well as newer markets such as Chile and South Africa. Among all of the client segments we serve, we’ve seen an increase in larger deals from private wealth management, and we continue to see strong growth in asset management. We’ve also had a positive response to key functionality, including performance reporting, data content and research capabilities, Presentation Studio, performance attribution, and fund flow information.

Equity and Credit Research

14.      Can you provide an update on the institutional equity and credit research initiatives as of year-end in terms of clients and contracts won, size of the pipelines, average client size in these businesses?

We don’t report that level of granularity about these businesses. In our recent earnings release, though, we mentioned that we doubled the size of our equity research client base in 2010, and we’ve continued to gain traction in this area.

15.      Why was corporate overhead expense so low during 4Q10, reversal of previous bonus accruals or other incentive compensation?

Expense in our corporate unallocated segment was lower in the fourth quarter of 2010 for two main reasons: first, we capitalized about $0.8 million of software development expense, and second, we reversed about $0.5 million of expense adjustments associated with vacant office space and rent for one of our office leases to include them in previous periods.

16.      Cost of goods sold and development expense for the full year 2010 and in 4Q10 have achieved the highest proportion of revenues since just after the time of the IPO.  Understandably MORN continues to invest in its products for the long term and I would expect some of the build-out expense of the enhanced off-shore centers may be driving this, at least for COGS. But as revenue growth begins to resume teens growth rates or higher, I would’ve expected there to be a bit more operating leverage in those items. Can you provide any color “beneath the hood” as to what incremental expenditures may be causing this and should we expect this to continue?

In both areas, compensation and bonus expense were the largest drivers behind the increase in costs as a percentage of revenue. We also incurred additional expense as we partially reinstated matching contributions to our 401(k) retirement plan in the United States. We expect all of these to be ongoing costs.

While we continue to believe that our business has inherent operating leverage, we attribute some of the growth of costs in these categories as a percentage of revenue to timing differences. We’ve continued to make additional investments at a fairly rapid pace—mainly in the form of hiring—while organic revenue growth increased at a lower rate, even in the fourth quarter. For example, we had approximately 760 employees included in development expense as of December 31, 2010, compared with 540 as of December 31, 2009. The number of employees included in cost of goods sold increased to approximately 1,640 as of December 31, 2010, compared with 1,360 as of December 31, 2009.

Investment Consulting

17.      What does the new business pipeline look like in the investment consulting business? Did it increase q/q or y/y? Any differential between client types or geographies?

We’ve continued to have productive discussions with potential clients for investment consulting, but we don’t disclose details about our new business pipeline.

18.      Has MORN began to benefit at all in terms of market penetration in France and the UK following the acquisitions of Seeds and OBSR, respectively, regarding their consulting businesses?

We acquired Seeds Group in July 2010 and OBSR in April, so they’re both fairly recent acquisitions. In both cases, we’ve had positive reactions from clients and prospective clients, and believe these acquisitions will strengthen our consulting business in Europe.

Morningstar.com

19.      Can you provide an update on relevant user trends on the website from 4Q10, such as the renewal rate for premium subscribers, trial-to-paid conversion rate, among the others the firm usually cites?

We believe the retention efforts we undertook in 2010 stemmed the rate of decline in subscriptions. As a result, we lost fewer Premium Membership subscriptions in 2010 versus 2009. However, other metrics such as new trial starts and the trial-to-paid conversion rate have remained lower than we’d like. While these measures were lower than average for the fourth quarter as a whole, we were encouraged by some trends toward the end of the quarter, such as higher traffic, an increase in unique visitors, and an increase in Premium trial volume.

20.      Any specific reasons to cite for the substantial slowing in y/y growth in free registered users on MORN.com?

Registered users for Morningstar.com in the United States increased 1.3% to 6.3 million in 2010, compared with a 9.3% increase in 2009. We attribute this decline to individual investors’ lower level of engagement with finance and investment-related topics, which has resulted in slower (or declining) audience growth for many sites.

21.      Any plans in the works for additional premium website launches in nations where that service is not currently offered on a premium basis?

We currently offer Premium Membership services in the United States, Australia, Canada, China, and the United Kingdom. We don’t have any near-term plans to launch additional Premium sites.

Dividend Program

22.      How does Mr. Mansueto’s ownership proportion factor into decisions at the board level regarding the growth rate of dividends going forward? Is there a target payout ratio versus GAAP earnings or free cash flow in which MORN would like to achieve over time?

While Joe is chairman of the board of directors and is able to participate in board-level decisions, his share ownership didn’t factor into the decision about the current dividend. The board approved the dividend program with a view toward shareholders’ interests generally.

We haven’t established a target payout ratio that we’d like to achieve over time, but we expect the board to review the level of dividends on a regular basis.

Acquisitions

23.      You’ve listed the integration of your many acquisitions as a potential challenge. You’ve spent over a $100mn on niche acquisitions over the year. Could you please provide some guidance for how management thinks about the return on these investments?  What is a ballpark for what you’ve spent on integration efforts over 2010?

We look at pre-tax cash flow (earnings before interest, taxes, depreciation, and amortization, or EBITDA) relative to the purchase price paid to measure our return on investment. We also evaluate actual operating income and revenue of acquired operations versus what we expected at the time of the acquisition. The majority of our acquisitions have had positive returns based on all of these measures. The integration challenges we highlighted mainly related to branding and marketing issues rather than financial results.

We don’t break out the amount spent on integration efforts. In most cases, the largest cost is management time. While we sometimes incur other costs related to integrating acquisitions, such as employee severance payments or lease expense, these have typically been relatively small.

Chief Technology Officer

24.      Can you provide an update on the search for a new Chief Technology Officer?

We’re in the initial stages. We’ve selected an executive search firm that specializes in technology and hope to continue interviewing candidates over the next several months.

Reconciliation of Non-GAAP Measures with the Nearest Comparable GAAP Measure (1)

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue)

$000	2004	2005	2006	2007	2008	2009	2010
Consolidated revenue	$179,658	$227,114	$315,175	$435,107	$502,457	$478,996	$555,351
Acquisitions		(2,443)	(36,434)	(44,226)	(27,125)	(29,590)	(47,850)
Currency		(694)	(793)	(3,808)	(1,850)	8,987	(4,362)
Organic		$223,977	$277,948	$387,073	$473,482	$458,393	$503,139

Consolidated revenue		26.4%	38.8%	38.1%	15.5%	-4.7%	15.9%
Acquisitions		-1.3%	-16.0%	-14.1%	-6.2%	-5.9%	-10.0%
Currency		-0.4%	-0.4%	-1.2%	-0.5%	1.8%	-0.9%
Organic		24.7%	22.4%	22.8%	8.8%	-8.8%	5.0%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations (international organic revenue)

$000	2004	2005	2006	2007	2008	2009	2010
International revenue	$25,410	$29,442	$44,276	$89,680	$121,436	$129,160	$157,136
Acquisitions		0	(8,268)	(31,690)	(19,426)	(23,371)	(16,953)
Currency		(694)	(793)	(3,808)	(1,850)	8,987	(4,362)
Organic		$28,748	$35,215	$54,182	$100,160	$114,776	$135,821

International revenue		15.9%	50.4%	102.5%	35.4%	6.4%	21.7%
Acquisitions		0.0%	-28.1%	-71.6%	-21.7%	-19.2%	-13.1%
Currency		-2.7%	-2.7%	-8.6%	-2.1%	7.4%	-3.4%
Organic		13.1%	19.6%	22.4%	11.7%	-5.5%	5.2%

(1) Sum of percentages may not match total because of rounding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 4, 2011	By:	/s/ Richard E. Robbins
	Name:	Richard E. Robbins
	Title:	General Counsel and Corporate Secretary